Exhibit 99.1

Dyax Corp. Announces Third Quarter 2015 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--October 28, 2015--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the third quarter ended September 30, 2015. Dyax will host a webcast to review these results in conjunction with the Company’s Research and Development Day on Monday, November 2, 2015 at 8:00 a.m. (ET).

Recent highlights include:

  Protocol finalized with the U.S. Food and Drug Administration for Dyax’s single, pivotal Phase 3 clinical trial evaluating DX-2930 in hereditary angioedema (HAE);
  Receipt of orphan medicinal product designation in the European Union for DX-2930 for the treatment of HAE;
  Total revenue for the third quarter of 2015 of $24.7 million, including:
  KALBITOR net sales of $17.8 million and
  Royalty revenue of $5.6 million;
  Repayment in full of the $84 million loan with Healthcare Royalty Partners;
  Cash, cash equivalents and investments at September 30, 2015 totaled $308.4 million.

2015 Third Quarter Financial Results

Total revenues for the quarter ended September 30, 2015 were $24.7 million, as compared to $22.0 million for the comparable quarter in 2014. The third quarter 2015 revenues included $17.8 million of KALBITOR net sales, as compared to $20.3 million for the same period in 2014, as well as royalties of approximately $5.6 million based on sales of Eli Lilly and Company’s CYRAMZA® (ramucirumab) compared to approximately $700,000 for the comparable quarter in 2014. For the nine months ended September 30, 2015, total revenues were $71.5 million, compared to $55.7 million for the same period in 2014. The nine-month 2015 revenues included $51.6 million of KALBITOR net sales, as compared to $49.4 million in the 2014 period, as well as CYRAMZA royalties of approximately $13.3 million compared to approximately $700,000 in the 2014 period. The third quarter of 2014 was the first period in which we recorded royalty revenue.

Dyax expects quarterly and annual revenues to fluctuate. For KALBITOR, revenue fluctuations are primarily due to variability in the rate at which individual patients utilize KALBITOR to treat attacks (particularly among patients who experience and treat frequent attacks), as well as the timing and amount of distributor demand. For the LFRP, revenue fluctuations may be caused by the timing of any future milestone payments, the clinical activities of our licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the third quarter of 2015 were $784,000, as compared to $1.4 million for the same quarter in 2014. For the nine months ended September 30, 2015, cost of product sales were $4.3 million, as compared to $3.2 million for the same period in 2014.

Cost of royalties, consisting of pass-through fees under an LFRP cross-licensing arrangement, were $2.8 million for the third quarter of 2015, compared to approximately $350,000 for the same quarter in 2014. For the nine months ended September 30, 2015, cost of royalties were $6.7 million, compared to approximately $350,000 in the 2014 period.

Research and development expenses at Dyax are primarily related to the following: 1) the DX-2930 development program, together with other pipeline research programs; 2) KALBITOR medical support; and 3) pass-through license fees paid by Dyax under the LFRP. Research and development expenses for the third quarter of 2015 were $15.6 million, as compared to $8.3 million for the same quarter in 2014. For the nine months ended September 30, 2015, research and development expenses were $40.4 million, as compared to $23.6 million for the same period in 2014.

Selling, general and administrative expenses were $14.0 million for the third quarter of 2015, as compared to $10.1 million for the same quarter in 2014. For the nine months ended September 30, 2015, selling, general and administrative costs were $39.2 million, as compared to $30.2 million for the same period in 2014. The higher selling, general and administrative costs in 2015 were primarily due to increased charges for non-cash stock compensation expense.

Stock compensation expense is included in cost of product sales, research and development expenses and selling, general and administrative expenses. These non-cash charges were $5.9 million for the third quarter of 2015, as compared to $2.1 million for the same quarter in 2014. For the nine months ended September 30, 2015, non-cash stock compensation expense was $13.7 million, as compared to $5.3 million for the same period in 2014.

Interest expense was $3.4 million and for the third quarter of 2015, as compared to $2.8 million for the same quarter in 2014. For the nine months ended September 30, 2015, interest expense was $8.8 million, as compared to $8.2 million for the same period in 2014. Dyax had a loan agreement with Healthcare Royalty Partners with principal of $84.1 million which was repaid in full during August 2015. In connection with the loan repayment, the Company recorded one-time, non-cash charges of $1.9 million as interest expense during the three and nine months ended September 30, 2015 associated with discounts from the debt issuance. These charges were previously accreted to the principal balance over the expected term of the loan, which was scheduled to mature in August 2018.

For the quarter ended September 30, 2015, Dyax reported a net loss of $11.7 million or $0.08 per share attributable to common stockholders, as compared to a net loss of $816,000 or $0.01 per share for the same quarter in 2014. For the nine months ended September 30, 2015, Dyax reported a net loss of $27.4 million or $0.19 per share attributable to common stockholders, as compared to a net loss of $9.6 million or $0.07 per share for the same period in 2014.

As of September 30, 2015, Dyax had cash, cash equivalents, and investments totaling $308.4 million, exclusive of restricted cash.

Webcast Information
Date:	Monday, November 2, 2015
Time:	8:00 a.m. ET
Online Access:

Go to the Investor Relations section of the Dyax website (http://investor.dyax.com/events.cfm) and follow instructions for accessing the live webcast. Participants may register in advance. The webcast will be archived on the Dyax website.

About Dyax

Dyax is a biopharmaceutical company focused on the development and commercialization of novel biotherapeutics for unmet medical needs. The Company is developing DX-2930, a fully human monoclonal antibody, for the prevention of HAE attacks. Additionally, Dyax markets KALBITOR® (ecallantide) for the treatment of acute attacks of HAE in patients 12 years of age and older.

Both DX-2930 and KALBITOR were identified using Dyax's proprietary phage display technology. Dyax has broadly licensed this technology under its Licensing and Funded Research Portfolio (LFRP). The current portfolio includes one FDA approved product, Eli Lilly and Company’s CYRAMZA (ramucirumab), for which Dyax receives royalties, and multiple product candidates in various stages of clinical development for which the Company is eligible to receive future milestones and royalties.

For additional information about Dyax, please visit www.dyax.com.

For additional information about KALBITOR, including full prescribing information, please visit www.KALBITOR.com.

Disclaimer

This press release contains forward-looking statements. Statements that are not historical facts are based on Dyax's current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax's business, including uncertainty regarding treatment rates for patients on KALBITOR and distributor channel inventory levels. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

CYRAMZA is a trademark owned by or licensed to Eli Lilly and Company, its subsidiaries, or affiliates.

DYAX CORP.
SELECTED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$17,807	$20,274	$51,580	$49,363
Development and license fees	1,362	1,035	6,622	5,648
Royalty revenue	5,560	684	13,318	684

Total revenues, net	$24,729	$21,993	$71,520	$55,695

Costs and expenses:
Cost of product sales	784	1,393	4,303	3,153
Cost of royalty revenues	2,780	342	6,659	342
Research and development	15,624	8,268	40,376	23,593
Selling, general and administrative	14,033	10,132	39,227	30,186

Total costs and expenses	33,221	20,135	90,565	57,274

Income (loss) from operations	(8,492)	1,858	(19,045)	(1,579)

Other income (expense):
Interest and other income	217	81	508	192
Interest and other expense	(3,426)	(2,755)	(8,846)	(8,201)
Total other expense	(3,209)	(2,674)	(8,338)	(8,009)

Net loss	$(11,701)	$(816)	$(27,383)	$(9,588)

Basic and diluted net loss per share	$(0.08)	$(0.01)	$(0.19)	$(0.07)

Shares used in computing basic and diluted net loss per share	146,793,249	136,282,842	142,814,337	132,301,051

SELECTED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	September 30,	December 31,
	2015	2014
	(In thousands)
Assets

Cash, cash equivalents and investments	$308,385	$184,652
Accounts receivable, net	13,178	12,221
Inventory	14,546	7,228
Fixed assets	5,213	4,631
Restricted cash	1,100	1,100
Other assets	6,497	7,301

Total assets	$348,919	$217,133

Liabilities and Stockholders' Equity

Accounts payable and other current liabilities	$24,799	$18,532
Deferred revenue	6,858	7,574
Note payable and other long-term debt	-	82,165
Other long-term liabilities	2,793	3,059

Total liabilities	34,450	111,330

Common and preferred stock and additional paid-in capital	887,611	651,616
Accumulated deficit and other comprehensive income	(573,142)	(545,813)

Total stockholders' equity	314,469	105,803

Total liabilities and stockholders' equity	$348,919	$217,133

CONTACT:
Dyax Corp.
Jennifer Robinson, 617-250-5741
Director, Investor Relations and Corporate Communications
jrobinson@dyax.com